CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated January 30, 2024, relating to the special purpose schedule of investments and related notes of the separately managed account advised by Otter Creek Advisors, LLC as November 30, 2023 to be acquired by Otter Creek Focus Strategy ETF, an open-end diversified series of Professionally Managed Portfolios Trust, and to the references to our firm in the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 28, 2024